         NEWS   FROM
               Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 1, 2007
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces
the Addition of Two New Directors

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ/GSM: PETD) today announced that its Board of Directors has voted to increase the number of directors from seven to nine.  After developing criteria for the new board positions and conducting a search process the Board has selected Joseph E. Casabona and Larry F. Mazza to fill the newly created positions immediately and until the next annual meeting of shareholders.  The additions will bring the total number of independent directors on the Board to seven.

Steven R. Williams, Chairman of the Board and CEO said, “We are pleased that Mr. Casabona and Mr. Mazza have accepted our invitation to join the Board of Petroleum Development Corporation.  Mr. Casabona has an extensive background as a top corporate officer of a successful independent oil and gas company.  Mr. Mazza brings CEO experience and an innovative and entrepreneurial flair from his business experiences.  Both add to the breadth and depth of the Board’s capabilities.”

Mr. Casabona served as Executive Vice President and member of the Board of Directors of Denver based Energy Corporation of America (“ECA”) from 1985 to his retirement earlier this year. ECA combines Appalachian Basin natural gas development, deep exploration, marketing, and pipeline gathering and transportation to industrial end users, utility purchasers and other customers with higher risk, higher reward exploratory drilling in Texas and internationally. Mr. Casabona’s recent duties at ECA were focused on corporate and strategic planning as well as on acquisitions.

Mr. Mazza was instrumental in the formation of and is currently serving as CEO of fast-growing MVB Bank, Inc. of Harrison County, West Virginia.  Prior to the formation of MVB Bank, Mr. Mazza served as Senior Vice President Retail Banking Manager for BB&T in West Virginia and as President of two other local West Virginia banks. Prior to his banking experience, Mr. Mazza was a CPA with a Big-Four accounting firm.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, PDC was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

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120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597